ORCHID ISLAND CAPITAL ANNOUNCES
OCTOBER 2013 MONTHLY DIVIDEND AND
SEPTEMBER 30, 2013 MBS PORTFOLIO CHARACTERISTICS

•	October 2013 Monthly Dividend of $0.135 Per Share
•	Estimated Book Value Per Share at September 30, 2013 of $13.41
•	MBS Portfolio Characteristics as of September 30, 2013

Vero Beach, Fla., October 10, 2013 - Orchid Island Capital, Inc. (the “Company”) (NYSE MKT:ORC) announced that today the Board of Directors declared a monthly cash dividend for the month of October 2013. The dividend of $0.135 per share will be paid October 31, 2013, to holders of record on October 25, 2013, with an ex-dividend date of October 23, 2013.

The Company intends to make regular monthly cash distributions to its stockholders. In order to qualify as a real estate investment trust (“REIT”) the Company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. The Company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that certain percentages of its taxable income is not distributed by specified dates. The Company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future.

Estimated September 30, 2013 Book Value Per Share

The Company’s estimated book value per share as of September 30, 2013 was $13.41.  Book value per share is regularly used as a valuation metric by various equity analysts that follow the Company and may be deemed a non-GAAP financial measure pursuant to Regulation G. The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's Common Stock. At September 30, 2013, the Company's preliminary estimated total stockholders' equity was approximately $44.8 million with 3,341,665 Common shares outstanding. These figures and the resulting estimated book value per share are preliminary, subject to change, and subject to review by the Company’s independent registered public accounting firm.

MBS Portfolio Characteristics

Details of the MBS portfolio as of September 30, 2013 are presented below. These figures are preliminary and subject to change and, with respect to figures that will appear in the Company’s unaudited financial statements and associated footnotes as of and for the three and nine month periods ended September 30, 2013, are subject to  review by the Company’s independent registered public accounting firm.

•	MBS Assets by Agency
•	Investment Company Act of 1940 Whole Pool Test Results
•	Repurchase agreement exposure by counterparty
•	MBS Risk Measures

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon Orchid Island Capital, Inc.’s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2012.

MBS Valuation Characteristics
(in thousands of $s)
				Percentage	Weighted	Realized
	Current	Fair	Current	of	Average	Sep 2013 CPR
Asset Category	Face	Value	Price	Portfolio	Coupon	(Reported in Oct)
As of September 30, 2013
Adjustable Rate MBS	$5,688	$6,150	108.13	1.85%	4.04%	0.14%
10-1 Hybrid Rate MBS	120,750	120,205	99.55	36.23%	2.56%	1.01%
Hybrid Adjustable Rate MBS	120,750	120,205	99.55	36.23%	2.56%	1.01%
15 Year Fixed Rate MBS	22,365	23,189	103.69	6.99%	3.00%	3.18%
20 Year Fixed Rate MBS	31,197	32,314	103.58	9.74%	3.50%	1.74%
30 Year Fixed Rate MBS	125,310	129,159	103.07	38.93%	3.76%	5.27%
Total Fixed Rate MBS	178,872	184,662	103.24	55.66%	3.62%	4.39%
Total Pass-through MBS	305,310	311,017	101.87	93.74%	3.22%	2.98%
Interest-Only Securities	114,326	15,371	13.44	4.63%	4.32%	19.97%
Inverse Interest-Only Securities	41,052	5,399	13.15	1.63%	5.91%	20.74%
Structured MBS	155,378	20,770	13.37	6.26%	4.73%	20.17%
Total Mortgage Assets	$460,688	331,787	-	100.00%	3.31%	8.78%

MBS Assets by Agency			Investment Company Act of 1940 (Whole Pool) Test
(in thousands of $s)			(in thousands of $s)
		Percentage			Percentage
	Fair	of		Fair	of
Asset Category	Value	Portfolio	Asset Category	Value	Portfolio
As of September 30, 2013			As of September 30, 2013
Fannie Mae	$203,477	61.3%	Whole Pool Assets	$275,066	82.9%
Freddie Mac	107,876	32.5%	Non Whole Pool Assets	56,721	17.1%
Ginnie Mae	20,434	6.2%	Total Mortgage Assets	$331,787	100.0%
Total Mortgage Assets	$331,787	100.0%

Repurchase Agreement Exposure By Counterparty
(in thousands of $s)
			Weighted
		% of	Average
	Total	Total	Maturity	Longest
	Borrowings	Debt	in Days	Maturity
Citigroup Global Markets Inc	$118,674	40.2%	25	11/22/2013
South Street Securities, LLC	48,937	16.6%	27	11/5/2013
CRT Capital Group, LLC	28,740	9.7%	28	10/28/2013
The PrinceRidge Group, LLC	25,847	8.8%	25	10/25/2013
Mizuho Securities USA, Inc	25,442	8.6%	26	11/6/2013
Suntrust Robinson Humphry, Inc	24,532	8.3%	7	10/7/2013
Pierpont Securities, LLC	10,790	3.7%	16	10/16/2013
KGS-Alpha Capital Markets, L.P	7,819	2.6%	12	10/25/2013
Cantor Fitzgerald & Co	4,571	1.5%	18	10/18/2013
Total Borrowings	$295,352	100.0%	23	11/22/2013

MBS Risk Measures
(in thousands of $s)
Mortgage Assets
		Weighted
		Average	Weighted	Weighted	Modeled	Modeled
		Months	Average	Average	Interest	Interest
		To Next	Lifetime	Periodic	Rate	Rate
	Fair	Coupon Reset	Cap	Cap Per Year	Sensitivity	Sensitivity
Asset Category	Value	(if applicable)	(if applicable)	(if applicable)	(-50 BPS)*	(+50 BPS)*
As of September 30, 2013
Adjustable Rate MBS	$6,150	5	10.05%	2.00%	$62	$(75)
Hybrid Adjustable Rate MBS	120,205	112	7.56%	2.00%	2,716	(3,224)
Total Fixed Rate MBS	184,662	n/a	n/a	n/a	4,920	(5,557)
Total Pass-through MBS	311,017	n/a	n/a	n/a	7,698	(8,856)
Interest-Only Securities	15,371	n/a	n/a	n/a	(1,315)	979
Inverse Interest-Only Securities	5,399	1	6.09%	n/a	52	(235)
Structured MBS	20,770	n/a	n/a	n/a	(1,263)	744
Total Mortgage Assets	$331,787	n/a	n/a	n/a	$6,435	$(8,112)
Funding Hedges
					Modeled	Modeled
					Interest	Interest
				Hedge	Rate	Rate
			Notional	Period	Sensitivity	Sensitivity
			Balance	End Date	(-50 BPS)*	(+50 BPS)*
Eurodollar Futures Contracts - Short Positions			$250,000	Dec-2018	$(5,014)	$5,469
Grand Total					$1,421	$(2,643)

*
Modeled results from Citigroup Global Markets, Inc. Yield Book. Interest rate shocks assume instantaneous parallel shifts and horizon prices are calculated assuming constant LIBOR OAS. These results are for illustrative purposes only and actual results may differ materially.

Contact:
Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400